Exhibit 99.1

Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06042-2378	www.lydall.com

News Release

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2012

MANCHESTER, CT – February 26, 2013 – LYDALL, INC. (NYSE: LDL) today announced financial results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter 2012 (“Q4 2012”) compared to Fourth Quarter 2011 (“Q4 2011”)

•	Net sales were $90.5 million, including unfavorable foreign currency translation of $1.3 million, or 1.4%, compared to $89.3 million
•	Operating income of $2.0 million, or 2.2%, compared to $4.4 million, or 4.9%
-	Q4 2012 operating income included an asset impairment charge of $1.8 million
-	Q4 2011 operating income included income of $0.8 million from a completed pricing negotiation and $0.4 million of income from a license agreement
•	Net income of $2.4 million, or $0.14 per share, compared to $2.7 million, or $0.16 per share
-	Income tax benefit of $0.5 million included a reversal of valuation allowance on a foreign tax credit carryover of $1.3 million, or $0.08 per share

2012 Year Highlights

•	Net sales were $378.9 million, including unfavorable foreign currency translation impact of $10.6 million, or 2.8%, compared to $383.6 million in 2011
•	Gross margin of 20.5%, an improvement of 290 basis points from 2011, primarily from operational efficiency improvements in the Thermal/Acoustical Fibers segment
•	Operating income of $21.4 million, or 5.6%, compared to $16.2 million, or 4.2% in 2011
-	2012 operating income included the asset impairment charge of $1.8 million and $0.8 million of income from a license agreement
-	2011 operating income included $1.6 million of income from a license agreement
•	Effective tax rate for 2012 of 19.9%, primarily as a result of reversal of valuation allowance on a foreign tax credit carryover of $3.9 million, or $0.23 per share, compared to an effective tax rate of 41.3% in 2011
•	Income from continuing operations in 2012 was $16.8 million, or $0.99 per share, compared to $9.1 million, or $0.54 per share, in 2011
•	Net income of $16.8 million, or $0.99 per share, compared to net income in 2011 of $13.8 million, or $0.82 per share

Liquidity

•	Cash provided by operations of $15.2 million in Q4 2012 ($34.4 million in full year 2012) compared to cash provided by operations of $12.6 million in Q4 2011 ($14.7 million in full year 2011)
•	Cash and short-term investments of $63.6 million at December 31, 2012 compared to $42.9 million at December 31, 2011

Net sales of $90.5 million in Q4 2012 were $1.1 million greater than Q4 2011. Increased sales volume from the Thermal/Acoustical Fibers (“T/A Fibers”) segment of $3.3 million and the Life Sciences Vital Fluids business (“VF business”) of $0.8 million, included in Other Products and Services, were partially offset by lower net sales from the Performance Materials (“PM”) and Thermal/Acoustical Metals (“T/A Metals”) segments of $2.1 million and $0.7 million, respectively. Higher consumer demand in North America for vehicles on Lydall’s existing platforms and new platform awards contributed to the increased net sales for the T/A Fibers segment. Lower net sales for the Performance Materials segment were primarily due to decreased volumes of Industrial Thermal Insulation products of $1.4 million, specifically with lower sales of electrical papers products, as the product line was sold to a customer in a prior year.

The Company reported operating income of $2.0 million, or 2.2% of net sales, in the fourth quarter of 2012 compared to $4.4 million, or 4.9% of net sales, in the fourth quarter of 2011. The T/A Fibers segment reported operating income of $3.8 million in Q4 2012, an improvement of $3.1 million compared to Q4 2011, due to improved gross profit as a result of increased net sales, improved manufacturing processes and a lower cost structure. The VF business reported operating income of $0.3 million in Q4 2012, an improvement of $0.6 million compared to Q4 2011, primarily due to increased net sales in blood filtration and bioprocessing products and a lower cost structure. The PM segment broke even during the fourth quarter of 2012, a decrease in operating income of $3.0 million compared to Q4 2011, primarily due to lower gross profit in Q4 2012. Lower net sales of $2.1 million in Q4 2012, unfavorable mix of product sales and under-absorption of fixed overhead costs contributed to lower gross profit in the PM segment. Also, Q4 2012 included an asset impairment charge of $0.3 million, while Q4 2011 included $0.4 million of gain from services provided under a licensing agreement. T/A Metals operating income in the current quarter was lower by $1.7 million compared to Q4 2011, primarily due to lower gross profit as a result of unfavorable mix in sales between parts and tooling. Also, the fourth quarter of 2011 included $0.8 million of gross profit associated with a completed pricing negotiation with a customer that was related to shipments during the first nine months of 2011.

The Company previously announced a change to its information technology software and systems strategy from a project involving an ERP reimplementation to a project involving an ERP upgrade and some additional applications software. As a result of this change in IT strategy, the Company recorded a non-cash $1.8 million asset impairment charge in the quarter ended December 31, 2012 ($1.5 million in corporate office expenses and $0.3 million in the Performance Materials segment).

Income tax benefit of $0.5 million in Q4 2012 included a reversal of valuation allowance against foreign tax credit carryovers of $1.3 million, or $0.08 per share, as these credits will be used to offset 2012 or future U.S. taxable income.

Dale Barnhart, President and Chief Executive Officer, stated, “Lydall reported mixed results for the fourth quarter of 2012. Our Thermal/Acoustical Fibers segment continued to benefit from strong consumer demand for vehicles in the U.S. and sustainable operating improvements. However, our Performance Materials segment was negatively impacted by lower demand and mix of products sold to our customers. Overall, I am pleased with 2012, as all segments and OPS generated operating income in a volatile global economic environment.

“Entering 2013, we remain cautiously optimistic despite the continued uncertainty in the macro-economic environment. Instability of the global economy, particularly in Europe and Asia, provides an element of risk and uncertainty in the Company’s near term outlook for the Performance Materials and Thermal/Acoustical Metals segments. However, in the Performance Materials segment, we are beginning to see positive signs in certain markets for Industrial Thermal Insulation products in the U.S. and Industrial Filtration products in Asia. As always, we remain focused on increasing margins in all operations and are dedicated to improving operating efficiency through Lean Six Sigma programs.”

Conference Call

Lydall will host a conference call today at 11:00 a.m. ET to discuss results for its fourth quarter and year ended December 31, 2012 as well as general matters related to its businesses and markets. The call may be accessed at (877) 303-3204 and will be webcast live on the Company's web site www.lydall.com under the Investor Relations' section. A recording of the call will be available from 2:00 p.m. ET on February 26, 2013 through midnight on March 5, 2013 at (855) 859-2056 or (404) 537-3406, pass code 14364921. Also, additional information including a presentation outlining key financial data supporting today’s conference call can be found on the Company’s website www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, the Netherlands and Germany and sales offices in the U.S., Europe, and Asia, focuses on manufacturing specialty engineered products for the thermal/acoustical, filtration/separation and bio/medical markets. [LOGO]Lydall® is a registered trademark of Lydall, Inc. in the U.S. and other countries. All product names are trademarks of Lydall, Inc. or Charter Medical, Ltd.

Cautionary Note Concerning Factors That May Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of the words “believes,” “anticipates,” “may,” “plans,” “projects,” “expects,” “estimates,” “forecasts,” “predicts,” “targets,” and other similar expressions in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties include, among others, worldwide economic cycles that affect the markets which the businesses serve could affect demand for the Company’s products and impact the Company’s profitability, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, swings in consumer confidence and spending, unstable economic growth, fluctuations in unemployment rates, and increases in fuel prices, which could cause economic instability and could have a negative impact on the Company’s results of operations and financial condition. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Therefore, investors are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2012.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company. Information may also be obtained from the Company Contact: David D. Glenn, Director of Business Development and Investor Relations, One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com.

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net sales	$90,468	$89,343	$378,924	$383,588
Cost of sales	73,164	72,411	301,117	316,082
Gross profit	17,304	16,932	77,807	67,506

Selling, product development and administrative expenses	15,271	12,946	57,239	52,937
Gain on sale of product line, net	-	(405)	(810)	(1,619)
Operating income	2,033	4,391	21,378	16,188

Interest expense	92	94	365	880
Other expense (income), net	34	(107)	31	(94)
Income from continuing operations before income taxes	1,907	4,404	20,982	15,402

Income tax (benefit) expense	(520)	1,736	4,176	6,355
Income from continuing operations	2,427	2,668	16,806	9,047
Income from discontinued operations, net of tax	-	-	-	4,732
Net income	$2,427	$2,668	$16,806	$13,779

Basic earnings per share:
Continuing operations	$0.15	$0.16	$1.01	$0.54
Discontinued operations	$-	$-	$-	$0.28
Net Income	$0.15	$0.16	$1.01	$0.82

Diluted earnings per share:
Continuing operations	$0.14	$0.16	$0.99	$0.54
Discontinued operations	$-	$-	$-	$0.28
Net Income	$0.14	$0.16	$0.99	$0.82

Weighted average common shares outstanding	16,641	16,779	16,717	16,753
Weighted average common shares and equivalents outstanding	16,938	16,918	16,973	16,896

Summary of Segment Information and Other Products and Services

In thousands

(Unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net Sales

Performance Materials Segment	$25,614	$27,699	$118,035	$134,059
Thermal/Acoustical Metals Segment	37,527	38,207	153,921	155,936
Thermal/Acoustical Fibers Segment	23,724	20,406	94,436	81,747
Other Products and Services:
Life Sciences Vital Fluids	4,547	3,711	16,853	14,670
Reconciling Items	(944)	(680)	(4,321)	(2,824)
Consolidated Totals	$90,468	$89,343	$378,924	$383,588

Operating Income

Performance Materials Segment	$(27)	$2,961	$10,400	$18,194
Thermal/Acoustical Metals Segment	2,979	4,671	14,708	15,915
Thermal/Acoustical Fibers Segment	3,795	673	12,851	(3,055)
Other Products and Services:			-
Life Sciences Vital Fluids	316	(287)	1,190	(1,040)
Corporate Office Expenses	(5,030)	(3,627)	(17,771)	(13,826)
Consolidated Totals	$2,033	$4,391	$21,378	$16,188

Financial Position

In thousands except ratio data

(Unaudited)

	December 31, 2012	December 31, 2011

Cash and cash equivalents	$63,623	$30,905
Short-term investments	$-	$12,015
Working capital	$105,451	$86,021
Total debt	$2,411	$3,296
Stockholders' equity	$174,496	$160,852
Total capitalization	$176,907	$164,148
Current ratio	3.3	2.9
Total debt to total capitalization	1.4%	2.0%

Cash Flows

In thousands

(Unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net cash provided by operating activities	$15,194	$12,583	$34,405	$14,657
Net cash (used for) provided by investing activities	$(3,459)	$(2,277)	$1,611	$(6,309)
Net cash used for financing activities	$(320)	$(622)	$(3,871)	$(1,621)
Depreciation and amortization	$3,309	$3,434	$13,572	$14,478
Capital expenditures	$(3,459)	$(2,939)	$(11,404)	$(8,884)

Common Stock Data

Quarter Ended December 31,

	2012	2011

High	$14.65	$11.70
Low	$11.68	$7.75
Close	$14.34	$9.49

During the fourth quarter of 2012, 3,123,621 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.